Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.375% Senior Notes due 2015	$500,000,000	$35,650

(1)	Calculated in accordance with Rules 457(a) and 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424B5
Registration File No.: 333-150448
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 13, 2010)

$500,000,000

First Horizon National Corporation

5.375% Senior Notes due 2015

First Horizon National Corporation is offering $500,000,000 aggregate principal amount of our 5.375% Senior Notes due 2015. We will receive all of the net proceeds from the sale of the notes.

We will pay interest on the notes at an annual rate of 5.375% per year and will pay interest on June 15 and December 15 of each year, beginning on June 15, 2011. The notes will mature on December 15, 2015, and are not redeemable by their terms before that date. The notes will be issued in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

The notes are senior unsecured obligations of First Horizon National Corporation and will rank equally with all of our other unsecured and unsubordinated debt.

On December 13, 2010, we agreed to sell approximately $250.0 million of our common stock or approximately $287.5 million if the underwriters exercise their option in full. The net proceeds from the offering of the notes and the common stock, together with a $300 million dividend from our bank subsidiary and available cash on hand at the parent company, will be, subject to consultation with our banking regulators and the approval of the U.S. Department of Treasury, used to repurchase all of our outstanding Fixed Rate Cumulative Preferred Stock, Series CPP, and to redeem all of our outstanding $103 million principal amount plus accrued and unpaid interest of our 8.07% Junior Subordinated Deferrable Interest Debentures, Series A. See “Use of Proceeds” for more information.

The notes and common stock are being offered separately, and the closing of the offering of the notes is not conditioned on the closing of the offering of common stock or vice versa. We may complete one or both offerings.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency.

Investing in the notes involves a high degree of risk. Before buying any notes, you should read the discussion of risks of investing in our notes in “Risk Factors” beginning on page S-5 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission or the Commissioner of the Department of Commerce & Insurance of the State of Tennessee has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	$996.69	$498,345,000
Underwriting discounts and commissions	$4.00	$2,000,000
Proceeds, before expenses, to us	$992.69	$496,345,000

The underwriters are offering the notes as set forth under “Underwriting; Conflicts of Interest.” Delivery of the notes will be made on or about December 20, 2010.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

FTN Financial Securities Corp.

Co-Managers

Deutsche Bank Securities	RBC Capital Markets	UBS Investment Bank
The date of this Prospectus Supplement is December 15, 2010

Prospectus Supplement

We have provided only the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither the delivery of this prospectus supplement nor sale of the notes means that information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference therein is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer or solicitation is unlawful.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

We have provided only the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither First Horizon nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is prohibited. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “First Horizon”, “we”, “us”, “our”, or similar references mean First Horizon National Corporation and includes its subsidiaries and affiliates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond First Horizon’s control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors: the level and length of deterioration in the residential housing and commercial real estate markets; potential requirements for First Horizon to repurchase previously sold or securitized mortgages; potential claims relating to the foreclosure process; general and local economic and business conditions; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage market; inflation or deflation; customer and investor responses to these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness of our hedging practices; technology; demand for our product offerings; new products and services in the industries in which we operate; and critical accounting estimates. Other factors are those inherent in originating, selling, and servicing loans including prepayment risks, pricing concessions, fluctuation in U.S. housing prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board, the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (“Federal Reserve”), Financial Industry Regulatory Authority, U.S. Department of the Treasury (“U.S. Treasury”), the Bureau of Consumer Financial Protection, the Financial Stability Oversight Council, and other regulators; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to us; and our success in executing our business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ, perhaps materially, from those contemplated by the forward-looking statements.

S-ii

We assume no obligation to update or revise, whether as a result of new information, future events or otherwise, any forward-looking statements that are made in this prospectus supplement, the accompanying prospectus or incorporated by reference therein. Actual results could differ, possibly materially, because of one or more factors described under “Risk Factors” in this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and discussed in the documents incorporated by reference. You should carefully consider the factors described under “Risk Factors” in this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, among others, in evaluating forward-looking statements and assessing First Horizon and its prospects.

S-iii

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

First Horizon

First Horizon National Corporation, a Tennessee corporation, incorporated in 1968, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a financial holding company, and is supervised and regulated by the Federal Reserve. Through its principal, directly-owned subsidiary, First Tennessee Bank National Association (the “Bank”), and its other banking-related subsidiaries, First Horizon provides diversified financial services.

First Horizon’s subsidiaries have about 200 business locations in over 16 U.S. states, Hong Kong and Tokyo, excluding off-premises ATMs. Almost all of those locations are financial centers and FTN Financial offices.

The Bank, a national banking association with principal offices in Memphis, Tennessee, received its charter in 1864. As a national banking association, the Bank is subject to regulation and examination by the OCC, its primary regulator. In addition, the deposits of the Bank are insured up to allowable limits by, and the Bank is subject to regulation by, the Federal Deposit Insurance Corporation.

The principal business offices of First Horizon are located at 165 Madison Avenue, Memphis, Tennessee 38103 and its telephone number is 901-523-4444. First Horizon’s internet address is www.fhnc.com. Information contained on or accessible from our web site is not incorporated into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

Repurchase of our Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP

In November 2008, we issued 866,540 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP, or the “CPP Preferred Stock,” to the U.S. Treasury in connection with our participation in the Treasury Capital Purchase Program (“CPP”) administered by the U.S. Treasury under the Troubled Asset Relief Program (“TARP”). The U.S. Treasury also received a warrant (the “Warrant”) to purchase 12,743,235 shares of our common stock at an exercise price of $10.20 per share, subject to adjustment, which expires ten years from the issuance date. As a result of quarterly stock dividends distributed through October 1, 2010, and a stock dividend expected to be distributed on January 1, 2011, the Warrant has been adjusted to cover 14,842,321 shares and has an adjusted exercise price of $8.757 per share.

Following completion of this offering and the offering of $250.0 million of our common stock described below, and subject to consultation with our banking regulators and the approval of the U.S. Treasury, we will repurchase all 866,540 shares of the CPP Preferred Stock. See “Use of Proceeds” in this prospectus supplement. There can be no assurance, however, that the U.S. Treasury will approve the repurchase of the CPP Preferred Stock. We continue to evaluate our options with respect to the Warrant.

The repurchase of the CPP Preferred Stock would have resulted in a charge to income available to common shareholders of approximately $53 million as of September 30, 2010, representing the accretion of the remaining discount on the CPP Preferred Stock at liquidation. In addition, upon the repurchase of the CPP Preferred Stock, the annual dividends of approximately $43 million payable on the CPP Preferred Stock will be eliminated. We will incur additional interest expense related to the issuance of the notes in this offering.

Common Stock Offering

On December 13, 2010, we agreed to sell 23,809,524 shares (or approximately $250.0 million of gross proceeds) of our common stock, or 27,380,951 shares (or approximately $287.5 million of gross proceeds) if the underwriters exercise their option to purchase additional shares in full. We intend to use the net proceeds from the common stock offering to fund, in part, our repurchase of the CPP Preferred Stock. The completion of this offering is not conditioned on the completion of the common stock offering, and the completion of the common stock offering is not conditioned on the completion of this offering.

Risk Factors

An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement and in the “Risk Factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Summary of the Offering

Notes we are offering:	$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2015.

Maturity date:	The notes will mature on December 15, 2015.

Interest rate:	The notes will bear interest at the rate of 5.375% per year.

Interest payment dates:	June 15 and December 15 of each year, beginning on June 15, 2011.

Optional redemption:	The notes will not be subject to redemption at our option.

Listing:	The notes will not be listed on any national securities exchange or included in any automated quotation system. Currently there is no market for the notes.

Governing law:	New York.

Trustee, registrar and paying agent:	The Bank of New York Mellon Trust Company, N.A.

Use of proceeds after expenses:	We expect to receive net proceeds from this offering, after giving effect to underwriting discounts and commissions and estimated offering expenses, of approximately $495 million. We intend to use the net proceeds from this offering, together with the net proceeds from the common stock offering, the $300 million dividend from the Bank and available cash on hand at the parent company, to repurchase in full, once we have consulted with our banking regulators and received approval of the U.S. Treasury to do so, the CPP Preferred Stock and to redeem all of our outstanding $103 million principal amount plus accrued and unpaid interest of our 8.07% Junior Subordinated Deferrable Interest Debentures, Series A. See “Use of Proceeds.”

Denomination:	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking:	The notes will be our senior unsecured debt obligations and will rank equally with all of our other unsecured and unsubordinated debt.

As of September 30, 2010, our consolidated long-term indebtedness aggregated approximately $2.8 billion. See “Capitalization” for the pro forma effect of this offering and the common stock offering on our capitalization.

The indenture places no limitation on the amount of secured or additional unsecured indebtedness that may be incurred by us.

Form:	The notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, referred to as “DTC.” Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Delivery and clearance:	We will deposit the global securities representing the notes with DTC in New York. You may hold an interest in the notes through

DTC, Clearstream, Luxembourg or Euroclear Bank, as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations that are participants in such systems.

Conflicts of Interest	FTN Financial Securities Corp. is an indirect, wholly owned subsidiary of First Horizon and is a member of Financial Industry Regulatory Authority, Inc. (FINRA). Accordingly, the offering of the notes will be conducted in compliance with the provisions of FINRA’s Conduct Rule 2720. Because the notes to be offered will be rated investment grade, pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and in the “Risk Factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as well as other information included or incorporated by reference into the accompanying prospectus before making an investment decision.

Risks Relating to First Horizon

Under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, we have described a number of important factors that could materially impact our business, future results of operations and future cash flow. They include loan repurchase risks, foreclosure risks, competition risks, disposition risks, credit risks, insurance risks, risks from economic downturns and changes, hedge risks, reputation risks, operational risks, financing, funding, and liquidity risks, interest rate and yield curve risks, securities inventories and market risks, venture capital risks, regulatory and legal risks, holding company dividends risks, accounting estimate risks, risks of expense control, geographic risks, non-U.S. operations risks and risks associated with recent downturns and disruptions in the housing, credit and other markets. Investors should review and carefully consider these factors, as well as the factors described below, before deciding to invest in the notes.

Weakness in the economy and in the real estate markets in which we operate has adversely affected us and may continue to adversely affect us.

Since 2007, our operating results have been adversely affected by weakness in the economy and in real estate markets. In particular, we experienced significant deterioration in our portfolios of national construction and home equity loans and regional commercial loans. In the third quarter of 2010, we experienced overall credit quality improvement; but with volatility. Our non-performing assets increased $19 million or 2% from June 30, 2010 to September 30, 2010. Total debt restructurings increased to $300 million as of September 30, 2010, from $177 million as of June 30, 2010. In addition, our income commercial real estate portfolio remains stressed, and we continue to expect industry wide conditions for income commercial real estate to remain stressed.

If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations in particular decline, this could result in, among other things, a further deterioration in credit quality, including a resultant adverse effect on our loan portfolio and allowance for loan losses. A deeper or prolonged downturn in the economy could result in higher delinquencies and greater provision expense and charge-offs in future periods, and may lead to material future credit losses, which could materially adversely affect our financial condition and results of operations.

Increased repurchase and make-whole claims from agency and private purchasers of loans sold by us may affect earnings.

Like many other financial institutions that originated and sold significant amounts of mortgage loans, we have experienced elevated exposure to repurchase obligations from investors. Prior to August 2008, we originated loans through our legacy mortgage business, primarily first lien home loans, with the intention of selling them. A substantial majority of such loans were sold without recourse as to credit defaults by the borrowers. From 2005 through 2008, we originated and sold $69.5 billion of first lien mortgage loans to government-sponsored enterprises (“GSEs”). Although additional GSE sales occurred in earlier years, a substantial majority of GSE repurchase requests have come from that period. In addition, from 2000 through 2007, we securitized $40.8 billion of first lien mortgage loans without recourse in proprietary transactions. For loans sold without recourse, we have exposure for repurchase of loans arising from claims that we breached our representations and warranties made to the purchasers at closing. The representations and warranties generally are broader for loans sold to the GSEs than they are for the loans sold in proprietary securitizations. Additionally, for loans sold in proprietary securitizations, we have exposure for investment rescission or damages arising from claims that the offering documents under which the loans were securitized were materially deficient.

For loans sold without recourse, we have obligations to either repurchase the outstanding principal balance of the loans or make the purchaser whole for the economic benefits of the loans if it is determined that the loans sold were in violation of representations or warranties made by us at the time of sale. Such representations and warranties claims typically include those made regarding loans that had missing or insufficient file documentation and loans obtained through fraud by borrowers or other third parties such as appraisers. A majority of these loans were sold to GSEs. GSE loans originated in 2005 through 2008 account for 91 percent of all repurchase requests/make-whole claims received by us between the third quarter 2008 mortgage business divestiture and September 30, 2010.

In response to the financial crisis, we believe that purchasers of residential mortgage loans, including GSEs and others, are increasing their efforts to seek to require sellers of residential mortgage loans to either repurchase loans previously sold or reimburse purchasers for losses related to loans previously sold when losses are incurred on a loan previously sold due to actual or alleged failure to strictly conform to the purchaser’s purchase criteria. As a result, we face increasing pressure from historical purchasers of our residential mortgage loans to repurchase those loans or reimburse purchasers for losses related to those loans and we face increasing expenses to defend against such claims. We have been increasing our reserves for repurchase and foreclosure losses significantly over prior quarters (which totaled $177.6 million at September 30, 2010, against an active pipeline of repurchase requests for loans with an unpaid principal balance of $469 million) but there is a risk that these reserves will not be adequate. There is potential repurchase exposure and rescission risk associated with the proprietary securitizations that also could contribute to increased repurchase exposure; at September 30, 2010, we had no reserve for that risk.

A significant portion of the loans sold by us to GSEs, and some of the loans in proprietary securitizations, were required to have private mortgage insurance (“PMI”). We have experienced a significant increase in the number of cancellation notices we have received from the insurers which wrote these policies, based on fraud or misrepresentations relating to the insured loans. To date a majority of PMI cancellations have involved loans sold to GSEs. Although unresolved PMI cancellation notices are not formal repurchase requests, FHN includes these in the active repurchase request pipeline when analyzing and estimating loss content in relation to the loans sold to GSEs. For purposes of estimating loss content, FHN also considers reviewed PMI cancellation notices where coverage has been rescinded or cancelled for all loan sales and securitizations. To date, a majority of PMI cancellation notices have involved loans sold to GSEs.

Our ability to predict repurchase losses is adversely affected by both the absence of historical precedent for repurchase requests of this scope and our lack of visibility into current loan information for the majority of the loans that we sold to GSEs. We no longer service those loans as a result of the sale of our national mortgage banking business in the third quarter of 2008.

While the vast majority of claims made to date relate to loans sold to GSEs, we could possibly see an increase in repurchase requests made with respect to other purchasers and investors, which may increase over time. As a result, the number of repurchase requests may increase materially over time. In third quarter 2010, new repurchase requests or “pipeline inflows” were $209.2 million compared to $180.5 million in the second quarter of 2010 and $86.3 million in the third quarter of 2009.

An increase in the volume of such repurchase requests and cancellation notices beyond what we are currently experiencing, or an increase in the loss rate we experience upon resolution of these claims, could adversely affect our financial condition and results of operations.

We may incur additional costs and expenses in ensuring that we satisfy requirements relating to mortgage foreclosures.

State and federal officials have announced and commenced inquiries and investigations into the procedures followed by mortgage servicing companies and banks, including us, in completing affidavits relating to foreclosures and into the authority of the servicer to foreclose if assignments of legal interests in the mortgage loans have not been properly recorded. We have received letters of informal inquiry from three state Attorneys General and are responding to and cooperating with those inquiries. Additional state or federal inquiries or investigations may be commenced. We cannot predict at this early stage the ultimate outcome of these inquiries and investigations or the impact that they could have on our financial condition, results of operations or business.

Risks Relating to the Notes

We operate through our subsidiaries and, as a result, the notes will effectively be subordinated to the liabilities of our subsidiaries.

We are a holding company operating primarily through our banking and non-banking subsidiaries, and our primary assets are our equity interests in those subsidiaries. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries and your consequent right to participate in those assets, is subject to the claims of such subsidiary’s creditors. Accordingly, our obligations, including the notes, are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes are exclusively obligations of First Horizon National Corporation. Our subsidiaries are not guarantors of the notes and have no obligation to pay any amounts due on the notes.

We may be unable to repay the notes if our subsidiaries are unable to pay dividends or make advances to us.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. We may not have sufficient funds to pay the principal amount due. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by our subsidiaries, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary.

We are a separate and distinct legal entity from the Bank and our non-banking subsidiaries and depend on dividends, distributions and other payments from the Bank and our non-banking subsidiaries to fund all payments on our obligations. Many of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations. For example, because of cumulative losses experienced to date by the Bank since 2007, regulatory constraints prevent the Bank from declaring and paying dividends to us in 2010 without regulatory approval. Additionally, we are required to provide financial support to the Bank. If our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to service our outstanding debt, including the notes.

We and our subsidiaries may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

Other than indebtedness secured by the voting stock of our significant subsidiaries, as described in “Description of the Notes — Covenants applicable to the notes,” the terms of the indenture and the notes do not limit the incurrence by us or our subsidiaries of indebtedness. We and our subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the notes. For example, we may have insufficient cash to meet our financial obligations, including our obligations under the notes. Furthermore, our ability to obtain additional financing for the repayment of the notes, working capital, capital expenditures or general corporate purposes could be impaired. Additional debt could make us more vulnerable to changes in general economic conditions and also could affect the ratings of our notes.

An active trading market for the notes may not develop.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes at any time, for any reason or for no reason, without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop. We cannot assure you that you will be able to sell your notes at favorable prices or at all.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, after giving effect to underwriting discounts and commissions and estimated offering expenses, of approximately $495 million, and to use such proceeds, together with the net proceeds of approximately $238 million from the offering of 23,809,524 shares of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares), the $300 million dividend from the Bank and available cash on hand at the parent company, to repurchase in full the CPP Preferred Stock, and to redeem in full $103 million aggregate principal amount plus accrued and unpaid interest of our 8.07% Junior Subordinated Deferrable Interest Debentures, Series A, which matures on January 6, 2027.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2010:

•	on an actual basis;

•	on an as adjusted basis to give effect to the $500 million aggregate principal amount of senior notes sold in this offering; and

•	on a further as adjusted basis to give effect to (i) the receipt of net proceeds of $238 million in our common stock offering (assuming no exercise of the underwriters’ option to purchase additional shares) and the $300 million planned dividend from the Bank; and (ii) the use of the net proceeds from this offering, the common stock offering and the Bank dividend to repurchase the CPP Preferred Stock and to redeem in full $103 million aggregate principal amount plus accrued and unpaid interest of our 8.07% Junior Subordinated Deferrable Interest Debentures, Series A as described under “Use of Proceeds.”

The completion of this offering is not conditioned on the completion of the common stock offering, and the completion of the common stock offering is not conditioned on the completion of this offering.

	September 30, 2010
			As Further
			Adjusted for the
			Common
			Stock Offering,
		As Adjusted	the Dividend
		for this	and the Use of
	Actual	Offering	Net Proceeds
		(In millions)

8.07% Junior Subordinated Deferrable Interest Debentures, Series A	$103	$103	$—
All Other Long-term debt	2,703	3,203	3,203

Total debt	2,806	3,306	3,203

Shareholders’ equity
Preferred Stock, Series CPP	811	811	—
Common stock, at par value	146	146	161
Capital Surplus	1,428	1,428	1,651
Undivided Profits	737	737	681
Accumulated other comprehensive income	(110)	(110)	(110)

Total shareholders’ equity	3,012	3,012	2,383

Non-controlling interest	295	295	295

Total Equity	3,307	3,307	2,678

Total capitalization	$6,113	$6,613	$5,881

Capital Ratios:
Tier 1 Risk-Based Capital	17.3%	17.3%	13.8%
Total Risk-Based Capital	22.0%	22.0%	18.4%
Tier 1 Leverage	13.8%	13.8%	10.9%

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown and on a pro forma basis for the nine-month period ended September 30, 2010 to give effect to this offering. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and adjusted for interest capitalized, preference security dividend requirements of consolidated subsidiaries and non-controlling interest in pre-tax income of subsidiaries that have not incurred fix charges. Fixed charges consist of interest expensed and capitalized, amortized premium, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries.

	Nine Months
	Ended Sept. 30, 2010		Year Ended December 31,
	Actual	Pro Forma	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges	1.2	1.1	*	*	*	1.2	1.7

*	Earnings for the reporting period were inadequate to cover total fixed charges. The coverage deficiencies for total fixed charges for the years ended December 31, 2009, 2008, and 2007 were $431.9 million, $342.2 million, and $312.7 million, respectively.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the BHCA, the Federal Reserve regulates, supervises and examines First Horizon. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to First Horizon, please refer to the section “Business — Supervision and Regulation” in First Horizon’s annual report on Form 10-K for the fiscal year ended December 31, 2009, Item 1A of Part II of First Horizon’s Quarter Report on Form 10-Q for the quarter ended June 30, 2010, section “Market Uncertainties and Prospective Trends — Regulatory Matters” in First Horizon’s Quarter Report on Form 10-Q for the quarter ended September 30, 2010 and to all subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Reform Law”) mandates significant change across our industry and authorizes expansive new regulations to be issued in the future. Because the full impact of the Reform Law may not be known for some time, First Horizon will continue to assess the effect of the legislation as the associated regulations are adopted. A new regulatory agency has been created: the Bureau of Consumer Financial Protection, or “Bureau.” The Bureau has substantial authority over our consumer finance products and services, and therefore is likely to have a substantial impact on our retail financial services businesses. The Bureau’s rules could conflict with, and possibly override, our Bank’s primary regulator in consumer matters.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions described under the caption “Description of Debt Securities” in the accompanying prospectus. In this part of this prospectus supplement all reference to “First Horizon”, “we”, “us”, “or” or similar references mean only First Horizon National Corporation, the parent bank holding company, and do not include its subsidiaries or affiliates.

General

The notes will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, referred to as the “indenture.” The notes will mature on December 15, 2010.

The notes will initially be limited to $500,000,000 in aggregate principal amount. We may, however, without the consent of any holders of the notes, “reopen” the notes and issue an unlimited principal amount of additional notes in the future.

Unless previously purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal and interest on the notes in U.S. dollars.

The notes will be our senior unsecured debt obligations and will rank equally among themselves and with all of our other present and future unsecured unsubordinated obligations. The indenture does not limit the aggregate principal amount of senior debt securities that may be issued.

The notes will not be redeemable prior to maturity.

The notes will not be subject to a sinking fund.

The notes will be issued in fully registered book-entry form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in the form of global securities. The global securities will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee, as further described below.

The provisions of the indenture relating to defeasance, which are described under the captions “Description of Debt Securities — Full Defeasance” and “— Covenant Defeasance” in the accompanying prospectus, will apply to the notes.

If the due date for any payment of principal or interest falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled due date.

Interest

The notes will bear interest at a rate of 5.375% per year. Interest on the notes will accrue from December 20, 2010 or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. We will make interest payments on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011, to the person in whose name such notes are registered at the close of business on the immediately preceding June 1 or December 1, as applicable. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Covenants applicable to the notes

In addition to the provisions described under the caption “Description of Debt Securities” in the accompanying prospectus, the following covenant will apply to the notes.

Limitations on liens on voting stock of significant subsidiaries

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens.

In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on the voting stock of our significant subsidiaries unless we also secure all the notes that are then outstanding under the indenture equally and ratably with the indebtedness being so secured.

We define “voting stock” as stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or persons performing equivalent functions, and we define “significant subsidiary” as a subsidiary having, as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination (or if the most recent calendar quarter ended 30 days or less prior to the date of such determination, as of the preceding recent calendar quarter), total assets equal to or exceeding 20% of the total assets of First Horizon and our subsidiaries on a consolidated basis. At September 30, 2010, the Bank was our only significant subsidiary.

Book-entry system

Upon issuance, the notes will be represented by one or more fully registered global certificates, each of which we refer to as a “global security.” Each such global security will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interest in the notes held by DTC through Clearstream Bank, société anonyme, referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to as the “Euroclear operator,” if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC, or its nominee, is a registered owner of a note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such note for all purposes under the indenture or other governing documents. Except as provided below, the actual owners of the notes represented by a note, referred to as the “beneficial owner,” will not be entitled to have the notes represented by such note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the registered owners or holders thereof under the indenture.

Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC and, if such person is not a participant of DTC, referred to as a “participant,” on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that First Horizon requests any action of holders or that an owner of a beneficial interest that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments on the notes will be made in immediately available funds to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from First Horizon or the applicable agent, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the applicable agent or First Horizon, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of First Horizon or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

See “Description of Debt Securities — What is a Global Security?” in the accompanying prospectus for more information on DTC, global securities and the operation of the book-entry system.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations, referred to as “Clearstream, Luxembourg participants,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book- entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants, referred to as “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for the notes. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of

Euroclear, and applicable Belgian law, collectively referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. If investors hold interests in the notes through Clearstream, Luxembourg or Euroclear, secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the notes we are offering. It is the opinion of Sullivan & Cromwell LLP. This section applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.  You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes.  Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. you are not a controlled foreign corporation that is related to us through stock ownership, and

3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and either (a) you have furnished to the U.S. payor (i) an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or (ii) other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or (b) you otherwise establish an exemption.

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

In general, if you are a United States alien holder, payments of principal interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans as well as plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code (such plans, accounts and arrangements, together with ERISA Plans referred to herein as “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar prohibited transaction provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. In this regard, the U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes with the assets of a Plan or a Plan Asset Entity. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that certain conditions are satisfied, including that neither we nor any of our affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar or other violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, and the potential consequences of any purchase or holding under applicable Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of the notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING; Conflicts of Interest

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal Amount
Underwriters	of Notes

Goldman, Sachs & Co.	$175,000,000
J.P. Morgan Securities LLC	100,000,000
Morgan Stanley & Co. Incorporated	175,000,000
FTN Financial Securities Corp	12,500,000
Deutsche Bank Securities Inc.	12,500,000
RBC Capital Markets, LLC	12,500,000
UBS Securities LLC	12,500,000

Total	$500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities to the extent described in the underwriting agreement.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. See “Risk Factors — An active trading market for the notes may not develop” for more information about this risk.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates have from time to time provided and may provide certain investment banking and other financial advisory services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of First Horizon or its affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

FTN Financial Securities Corp. is an indirect, wholly owned subsidiary of First Horizon and is a member of FINRA. Accordingly, the offering of the notes will be conducted in compliance with the provisions of FINRA’s Conduct Rule 2720. Because the notes to be offered will be rated investment grade, pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary.

In accordance with Rule 2720, FTN Financial Securities Corp. may not sell the notes to accounts over which it exercises discretionary authority without the specific prior written approval of the account holder.

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from, and including, the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

a) it has only communicated, or caused to be communicated, and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the notes is personal and confidential and does not constitute an offer to any other person. This document may only be used in Switzerland by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai

This document relates to an offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with such offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

VALIDITY OF NOTES

The validity of the notes will be passed upon for First Horizon by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon, and for the underwriters by Simpson Thacher & Bartlett LLP. Mr. Tuggle will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. Simpson Thacher & Bartlett LLP will rely upon the opinion of Mr. Tuggle as to matters of Tennessee law. As of November 22, 2010, Mr. Tuggle beneficially owned 225,205 shares of our common stock, including shares which can be acquired upon the exercise of options and shares held in our 401(k) Plan, and also including certain salary stock unit awards that will be paid in cash based on the future market value of our shares.

EXPERTS

Our consolidated statements of condition as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in our Current Report on Form 8-K, dated December 13, 2010, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FIRST HORIZON NATIONAL CORPORATION

Senior Debt Securities
Junior Subordinated Debt Securities

The securities listed above may be offered and sold by us from time to time. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the debt securities described in the applicable prospectus supplement.

We may offer and sell these securities directly through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. See “Plan of Distribution” for a further description of the manner in which we may sell the securities covered by this prospectus.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

See “Risk Factors” beginning on page 5 of this prospectus, page 18 of our Annual Report on Form 10-K for the year ended December 31, 2009, page 111 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and page 122 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which are incorporated herein by reference, to read about factors you should consider before buying any debt securities.

These debt securities will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and involve investment risks.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated December 13, 2010.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “First Horizon”, “we”, “us”, “our”, or similar references mean First Horizon National Corporation and does not include its subsidiaries or affiliates.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell senior debt securities and junior subordinated debt securities in one or more offerings. Each time we sell securities we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. The registration statement can be read at the SEC web site mentioned under the heading “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public through the SEC’s Internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 001-15185);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 (File No. 001-15185); as amended by Amendment No. 1 on Form 10-Q/A filed on June 4, 2010;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 (File No. 001-15185);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on January 22, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on March 24, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on April 22, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on July 21, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on August 23, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on October 1, 2010 (File No. 001-15185);

•	Current Report on Form 8-K filed on October 21, 2010 (File No. 001-15185); and

•	Current Report on Form 8-K filed on December 13, 2010 (File No. 001-15185).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Janet E. Denkler, 165 Madison Avenue, Memphis, TN 38103, telephone (901) 523-4444, or you may obtain them from First Horizon National Corporation’s corporate website at www.fhnc.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

We have provided only the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement or pricing supplement. Neither we, nor any underwriters, dealers or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or pricing supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, plans, goals, expectations and estimates, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results, or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond a company’s control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors, general and local economic and business conditions; recession or other economic downturns; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve (which can have a significant impact on a financial services institution); market and monetary fluctuations; inflation or deflation; customer and investor responses to these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; recent and future legislative and regulatory developments; natural disasters; effectiveness of FHN’s hedging practices; technology; demand for FHN’s product offerings; new products and services in the industries in which FHN operates; and critical accounting estimates. Other factors are those inherent in originating, selling, and servicing loans including prepayment risks, pricing concessions, fluctuation in U.S. housing prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board, the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), Financial Industry Regulatory Authority, U.S. Department of the Treasury, the Bureau of Consumer Financial Protection, the Financial Stability Oversight Council, and other regulators and agencies; regulatory and judicial proceedings and changes in laws and regulations applicable to FHN; and FHN’s success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ. FHN assumes no obligation to update any forward-looking statements that are made from time to time. Actual results could differ because of several factors, including those presented in this Forward-Looking Statements section, in other sections of this prospectus or any applicable prospectus supplement and in documents incorporated herein by reference.

ABOUT FIRST HORIZON NATIONAL CORPORATION

First Horizon National Corporation, a Tennessee corporation, incorporated in 1968, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a financial holding company, and is supervised and regulated by the Federal Reserve. Through its principal, directly-owned subsidiary, First Tennessee Bank National Association (the “Bank”), and its other banking-related subsidiaries, First Horizon provides diversified financial services.

First Horizon’s subsidiaries have about 200 business locations in over 16 U.S. states, Hong Kong and Tokyo, excluding off-premises ATMs. Almost all of those locations are financial centers and FTN Financial offices.

The Bank, a national banking association with principal offices in Memphis, Tennessee, received its charter in 1864. As a national banking association, the Bank is subject to regulation and examination by the OCC, its primary regulator. In addition, the deposits of the Bank are insured up to allowable limits by, and the Bank is subject to regulation by, the Federal Deposit Insurance Corporation.

The principal business offices of First Horizon are located at 165 Madison Avenue, Memphis, Tennessee 38103 and its telephone number is 901-523-4444. First Horizon’s internet address is www.fhnc.com. Information contained on or accessible from our web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

Before you invest in any of our debt securities, in addition to the other information in this prospectus, you should carefully consider each of the risk factors set forth in Item 1.A. of Part I of First Horizon National Corporation’s Annual Report on Form 10-K for the Year Ended December 31, 2009, Item 1.A. of Part II of First Horizon National Corporation’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2010, Item 1.A. of Part II of First Horizon National Corporation’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2010 and in any of our annual or quarterly reports for a subsequent fiscal year or fiscal quarter that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

Risks Relating to our Debt Securities

The terms of the debt securities contain limited protection for holders of the debt securities.

The indentures under which the debt securities will be issued and the terms of the debt securities offer limited protection to holders of the debt securities. In particular, the terms of the indentures and the debt securities will not place any restrictions on our or our subsidiaries’ ability to:

•	engage in a change of control transaction;

•	subject to any covenant that may be described in a prospectus supplement, issue secured debt or secure existing unsecured debt;

•	issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

•	purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the debt securities;

•	sell assets; or

•	enter into transactions with related parties.

Furthermore, the terms of the indentures and the debt securities will not protect holders of the debt securities in the event that we experience changes (including significant adverse changes) in our financial condition or results of operations, as they will not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. In addition, unless otherwise provided in a prospectus supplement, the debt securities will not provide for a step-up in interest upon, or any other protection against, a decline in our credit ratings.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indentures or the debt securities could negatively affect the value of the debt securities.

Our ability to repay the debt securities will depend on receipt of dividends and distributions from our subsidiaries, and the debt securities will be structurally subordinated to the existing and future indebtedness of our subsidiaries.

We are a holding company and we conduct substantially all of our operations through subsidiaries. As of September 30, 2010, 99% of our assets are held in the Bank and operations at the Bank accounted for 100% of our revenue for the nine months ended September 30, 2010. Furthermore, subject to any covenant that may be described in a prospectus supplement, the indentures relating to the debt securities do not prohibit us or our subsidiaries from incurring additional secured or unsecured indebtedness.

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on the debt securities. In part because of the losses experienced by the Bank since 2007, regulatory constraints generally will prevent the Bank from declaring and paying dividends to us in 2010 without regulatory approval.

Our right to participate in any distribution of assets from any subsidiary upon the subsidiary’s liquidation or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us. As a result, the debt securities will be structurally subordinated to all existing and future liabilities of our subsidiaries. Our subsidiaries’ debt obligations were $2,547 million as of September 30, 2010. You should look only to the assets of First Horizon as the source of payment for the debt securities, and not those of our subsidiaries.

The trading market for the debt securities may be limited and you may be unable to sell your securities at a price that you deem sufficient.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities being offered by this prospectus will be a new issue of securities for which there is currently no active trading market. We do not intend to list the debt securities on any securities exchange or include the debt securities in any automated quotation system. As a result, an active trading market for the debt securities may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your securities at their fair market value or at all.

Whether or not a trading market for the debt securities develops, we cannot provide any assurance about the market price of the debt securities. Several factors, many of which are beyond our control, might influence the market value of the debt securities, including:

•	our creditworthiness and financial condition;

•	actions by credit rating agencies;

•	the market for similar securities;

•	prevailing interest rates; and

•	economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business, and the financial markets generally.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the debt securities.

As a result of one or more of those factors, the debt securities that an investor purchases whether in this offering or in the secondary market may trade at a discount to the price that the investor paid for the debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and adjusted for interest capitalized, preference security dividend requirements of consolidated subsidiaries and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premium, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries.

	Nine Months
	Ended Sept 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Consolidated Ratio of Earnings to Fixed Charges	1.2	*	*	*	1.2	1.7
Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	*	*	*	*	1.2	1.6

*	Earnings for the reporting period were inadequate to cover total fixed charges and/or the combined fixed charges and preferred share dividends

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the debt securities for general corporate purposes unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Senior and Junior Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or junior subordinated debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under the senior indenture and junior subordinated debt securities will be issued under the junior subordinated indenture, in each case with the specific terms and conditions set forth in a supplemental indenture or an officers’ certificate. Each indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., as the initial trustee.

The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters”.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, if any, transferring your debt securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will perform these administrative duties.

This prospectus sometimes refers to the senior indenture and the junior subordinated indenture collectively as the “indentures”. The indentures and their associated documents, including the debt securities themselves and a supplemental indenture or an officers’ certificate relating to a particular series of debt securities, contain the full text of the matters summarized in this section and any accompanying prospectus supplement. The forms of the indentures and forms of debt securities are filed as exhibits to the registration statement of which this prospectus forms a part, and the debt securities and supplemental indentures and officer’s certificates will be filed as exhibits with future SEC filings from time to time. See “Where You Can Find More Information” above for information on how to obtain copies. Section references in the description that follows relate to the indentures.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of First Horizon National Corporation. The senior debt securities will rank equally with any of our other unsubordinated and unsecured debt. The junior subordinated debt securities will be subordinate and rank junior in right of payment and priority to any senior debt, as defined, and described more fully, under “— Subordination” to the extent and in the manner set forth in the junior subordinated indenture.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

This Section Is Only a Summary

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures (and any amendments or supplements entered into by us from time to time) and the debt securities, including the definitions therein of certain terms. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for shares of our common stock or other debt securities. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not our summary of the terms, will govern the rights of holders of the debt securities.

Terms Contained in Prospectus Supplement

The applicable prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The applicable prospectus supplement may include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or junior subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities is payable;

•	the rate or rates at which any debt securities of the series shall bear interest, if any, and the date or dates from which any such interest shall accrue;

•	the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which our election to redeem the debt securities shall be evidenced;

•	our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $1,000 and any integral multiple thereof;

•	any provisions regarding the manner in which the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to a financial or economic measure or an index or pursuant to a formula, if applicable;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies, currency units or composite currencies other than that or those in which such debt securities are stated to be payable, the currency, currencies, currency units or composite currencies in which the principal of or any premium or interest on such debt securities shall be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

•	if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	that the debt securities of the series shall be subject to full defeasance or covenant defeasance, as described further below, if applicable;

•	that any debt securities shall be issuable in whole or in part in the form of one or more global debt securities and, in such case, the depositaries for such global debt securities and the form of any legend or legends that shall be borne by such global security, if applicable;

•	any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

•	any addition to or change in the covenants which apply to any debt securities of the series;

•	the terms and conditions, if any, pursuant to which the junior subordinated debt securities of the series are convertible for shares of our common stock or other debt securities;

•	any changes in or additions to the subordination provisions applicable to the junior subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Debt securities may bear interest at a fixed rate or a variable rate, as specified in the applicable prospectus supplement. In addition, if specified in the applicable prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the debt securities;

•	Your rights if we default or experience other financial difficulties; and

•	The subordination of the junior subordinated debt securities relative to senior indebtedness issued by us.

Additional Mechanics

Form

The debt securities will be initially issued as a registered global security as described below under “What Is a Global Security?” unless otherwise specified in the applicable prospectus supplement. If any debt securities cease to be issued in registered global form, they will be issued in fully registered form without coupons (Section 302), although we may issue the debt securities in bearer form if so specified in the applicable prospectus supplement. Debt securities will be issued in denominations of $1,000 and any integral multiple thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Exchange and Transfer

You may have fully registered debt securities broken into more debt securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the debt securities) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”. (Section 305)

You may exchange or transfer your fully registered debt securities at the corporate trust office of the registrar. The registrar acts as our agent for registering debt securities in the names of holders and for transferring and exchanging debt securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on debt securities. Unless otherwise specified in the applicable prospectus supplement, the trustee will perform the roles of registrar and paying agent, and will perform other administrative functions. We may change these appointments to another entity or perform them ourselves. (Section 305)

We may designate additional or alternative registrars or paying agents, acceptable to the trustee, and they would be named in the applicable prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a paying agent office at the place of payment for each series of debt securities. (Sections 305 and 1002)

There is no service charge for exchanges and transfers.  You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer. (Section 305)

At certain times, you may not be able to transfer or exchange your debt securities.  If we redeem any series of debt securities, or any part of any series, then we may prevent you from transferring or exchanging these debt securities for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. We may also refuse to issue, register transfers or exchange debt securities that has been surrendered for repayment, except the portion that is not to be repaid. (Section 305)

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate to the registrar, we will issue a new certificate to you in exchange for the mutilated one. (Section 306)

If you claim that a certificate has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate if you meet our and the trustee’s requirements, including satisfactory evidence of loss, destruction or theft. Also, we and the trustee may require you to provide reasonable security or indemnity to protect us and the trustee from any loss we may incur from replacing your certificates. (Section 306)

In either case, we may also charge you for our expenses in replacing your security and for any tax or other governmental charge that may be incurred. (Section 306)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and is stated in the applicable prospectus supplement. (Section 307). Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date.

We will pay interest, principal and any other money due on the debt securities of a series at the place of payment specified in the applicable prospectus supplement for that series. You must make arrangements to have your payments picked up at that office. We may also choose to pay interest by mailing checks. If we have designated additional paying agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular paying agent or approve a change in the office through which any paying agent acts, but we must have a paying agent in each place of payment for the debt securities. (Section 1002)

All money we forward to the trustee or a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us as an unsecured general creditor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “What Is a Global Security?”.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the register kept at the office of the registrar. (Section 106)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge into another company. We are also permitted to convey, transfer or lease our properties and assets substantially as an entirety to another company. However, we may not take any of these actions unless the company certifies to the trustee that the following conditions are met:

•	the successor company (if any) or the Person which acquires our properties and assets is a corporation, partnership or other entity, and is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and it expressly assumes our obligations on the debt securities;

•	immediately after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing (Section 801); and

•	if as a result of such transaction, properties or assets of ours would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, we or our successor will take such steps as may be necessary to secure the debt securities equally and ratably with all debt secured thereby.

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indentures and the debt securities. Some types of changes require the approval of each security holder affected, some require approval by a vote of the holders of not less than a majority in principal amount of the outstanding debt securities of the particular series affected, and some changes do not require any approval at all. (Sections 901 and 902)

Changes Requiring Your Approval.  First, there are changes that cannot be made to debt securities without the consent of each holder affected. These include changes that:

•	reduce the percentage of holders of debt securities who must consent to a waiver or amendment of the indenture;

•	reduce the rate of interest on any debt security or change the time for payment of interest;

•	reduce the principal or premium due on any debt security or change the stated maturity date of any security;

•	reduce the amount of, or postpone the date fixed for, the payment of sinking funds;

•	change the place or currency of payment on a debt security;

•	change the right of holders to waive an existing default by majority vote;

•	modify the provisions of the indenture with respect to the subordination of the debt securities in a manner adverse to you;

•	impair your right to sue for payment; or

•	make any change to this list of changes that requires your specific approval. (Section 902)

Changes Requiring a Vote of Not Less Than a Majority.  The second type of change to the indentures and the debt securities requires a vote in favor by security holders owning not less than a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the debt securities in any material respect (see “Changes Not Requiring Vote of Holders”) . Not less than a majority vote is also required to waive any past default, except a failure to pay principal or interest and default in the certain covenants and provisions of the indenture that cannot be amended without the consent of the holder of each security. (Sections 513 and 902)

Changes Not Requiring Vote of Holders.  The third type of change to the indentures and the debt securities do not require a vote of any holders. These include changes that:

•	evidence the succession of another person to the company;

•	add to the covenants of the company for the benefit of the holders;

•	add any additional events of default for the benefit of the holders;

•	permit or facilitate the issuance of securities in bearer form, registrable or not registrable, and with or without interest coupons;

•	permit or facilitate the issuance of securities in uncertificated form;

•	add any guarantees for the benefit of the holders;

•	secure the securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	change any provisions to comply with the rules or regulations on any securities exchange or automated quotation system on which any securities may be listed or traded;

•	cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with other provisions in the indenture;

•	do not adversely affect holders of the debt securities in any material respect; and

•	permit or facilitate the satisfaction and discharge or defeasance or covenant defeasance. (Section 901)

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount debt securities, we will use the principal amount that would be due and payable on the date in question if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities the principal amount of which is not determinable, an amount determined in the manner prescribed for such debt security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent determined on the date of original issuance of these debt securities.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date. (Section 104)

“Street name” and other indirect holders, including holders of any debt securities issued as a global security, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Subordination

In the case of junior subordinated debt securities, the payment of principal, any premium and interest on the debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that in certain circumstances where we may not be making payments on all of our senior debt as they come due, the holders of all our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on the senior debt before you and the other direct holders of junior subordinated debt securities will be entitled to receive any amounts on such debt securities. These circumstances include:

•	Any liquidation, dissolution or winding up of our company.

•	An assignment or marshalling of our assets and liabilities for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•	The maturity of the debt securities is accelerated. For example, the entire principal amount of a series of debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default. (Sections 1402 and 1403)

The applicable prospectus supplement relating to any offering of junior subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, junior subordinated debt securities will be subordinate and junior in right of payment to any existing and outstanding senior debt of First Horizon National Corporation.

In addition, we are not permitted to make payments of principal, any premium or interest on the junior subordinated debt securities if we default in our obligation to make payments on senior debt and do not cure such default, or if an event of default that permits the holders of senior debt to accelerate the maturity of the senior debt occurs. (Sections 1401, 1402 and 1404)

These subordination provisions mean that if we are insolvent a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt and a creditor of ours that is owed a specific amount but who owns neither our senior debt nor the debt securities may ultimately receive less than a holder of the same amount of senior debt.

The junior subordinated indenture defines “senior debt”, with respect to any series of junior subordinated debt securities, as the principal of (and premium, if any) and interest, on debt, which includes, among other items, all indebtedness and obligations of, or guaranteed or assumed by, First Horizon National Corporation for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred; provided, however, that senior debt shall not be deemed to include any debt that by its terms is subordinate to, or ranks equally with, the subordinated debt securities of such series. (Section 101)

Restrictive and Maintenance Covenants

We will describe any material restrictive covenants for any series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be entitled to have the benefit of any covenant that restricts or limits our business or operations. See “Risk Factors — Risks Related to our Debt Securities — The terms of the debt securities contain limited protection for holders of the debt securities”.

Discharge and Defeasance of Our Obligations

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities in the ordinary course.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the event of any shortfall. In the case of junior subordinated debt securities, you would also be released from the subordination provisions on these debt securities.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities and, in the case of junior subordinated debt securities, you would be released from the subordination provisions of those debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt.

•	The defaults relating to breach of covenants as applicable to junior subordinated debt securities.

•	The subordination provisions on the junior subordinated debt securities.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurs. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Redemption

We May Choose to Redeem Your Debt Securities

We may be able to redeem your debt securities before their normal maturity. If we have this right with respect to your specific debt securities, the right will be described in the applicable prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your debt securities.

If we choose to redeem your debt securities, we will mail written notice to you not less than 30 days nor more than 60 days prior to redemption (Section 1104). Also, you may be prevented from exchanging or transferring your debt securities when they are subject to redemption, as described under “— Additional Mechanics — Exchange and Transfer” above. (Section 305)

Default and Related Matters

Ranking Compared to Other Creditors

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities will not be subordinated to any of our other debt obligations and therefore rank equally with all our other unsecured and unsubordinated indebtedness. The junior subordinated debt securities will be subordinate and junior in right of payment to any of our senior debt. The trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default. (Section 506)

Events of Default — Senior Debt Securities

You will have special rights if an event of default occurs and is not cured, as described in this subsection. The term “event of default” with respect to any series of senior debt securities means any of the following:

•	We fail to make any interest payment on any senior debt security of that series when such interest becomes due, and we do not cure this default within 30 days.

•	We fail to make any payment of principal or premium on any senior debt security of that series when it is due at the maturity.

•	We do not deposit a sinking fund payment with regards to any senior debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement.

•	We fail to comply with covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of the senior debt securities other than that series), and after we have been notified of the default by the trustee or holders of not less than 25% in principal amount of that series, we do not cure the default within 30 days.

•	We or one of our significant subsidiaries (as defined below) default on any indebtedness having an aggregate amount of at least $100,000,000, this default is either the payment of principal or results in acceleration of the indebtedness, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series we do not cure the default within 30 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default provided with respect to senior debt security of that series as described in the prospectus supplement, subject to any applicable cure period. (Section 501)

A “significant subsidiary” is a subsidiary having, as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination (or if the most recent calendar quarter ended 30 days or less prior to the date of such determination, as of the preceding recent calendar quarter), total assets equal to or exceeding 20% of the total assets of First Horizon and our subsidiaries on a consolidated basis.

The senior indenture provides that, if any event of default for senior debt securities of any series outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such principal amount portion as the terms of that series specify) of all senior debt securities of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series on behalf of all senior debt securities holders of that series. (Sections 502 and 513)

The senior indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior debt securities series before proceeding to exercise any right or power under the senior indenture at the holders’ request. (Section 603) The holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the senior debt securities of such series. The trustee, however, may decline to act if that direction is contrary to law or the senior indenture. (Section 512)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Events of Default — Junior Subordinated Debt Securities

The principal payment on junior subordinated debt securities may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default if we fail to perform any covenant in the junior subordinated indenture, unless a specific series of junior subordinated debt securities provides otherwise, which will be described in the relevant prospectus supplement.

Events of Default:  The junior subordinated indenture defines an “event of default” as certain events involving our bankruptcy, insolvency or reorganization and any other event of default provided for the junior subordinated debt securities of that series. (Section 501). You will have special rights if an event of default occurs and is not cured, as described in the next paragraph.

If an event of default with respect to junior subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding junior subordinated debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such principal amount portion as the terms of that series specify) of all junior subordinated debt securities of that series to be due and payable immediately. The holders of not less than a majority in principal amount of the outstanding junior subordinated debt securities of that series may waive an event of default resulting in acceleration of the junior subordinated debt securities of such series, but only if all payments due on the junior subordinated debt securities of that series (other than those due as a result of acceleration) have been made, all defaults with respect to junior subordinated debt securities of that series have been remedied and certain other conditions have been met. (Section 502)

Subject to junior subordinated indenture provisions relating to the trustee’s duties, in case a default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the junior subordinated indenture at the holders’ request or direction, unless such holders shall have offered to the trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in principal amount of the outstanding junior subordinated debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the subordinated trustee. (Section 512)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1004)

Original Issue Discount Debt Securities

The debt securities may be issued as original issue discount debt securities, which will be offered and sold at a discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “— Default and Related Matters” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into shares of our common stock or other debt securities if the applicable prospectus supplement so provides. If your debt securities are convertible or exchangeable, the applicable prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The applicable prospectus supplement would also include provisions regarding the adjustment of the number of shares of our common stock or other debt securities you will receive upon conversion or exchange. In addition, the applicable prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The senior indenture and the junior subordinated indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth therein. Each indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”) contain limitations on the rights on the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it becomes subject to any conflicting interest (as defined under the TIA), it must eliminate such conflict or resign.

Legal Ownership of Debt Securities

Unless the applicable prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered or bearer form or both. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Street Name Holders

In the future we may terminate a global security under the circumstances specified under “What is a Global Security? — Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global debt securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture — we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only the indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Book-Entry Holders

If we issue debt securities in global — i.e., book-entry — form, the debt securities will be represented by one or more global debt securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominee. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the indenture.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as “DTC”, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the applicable prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to debt securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain nonglobal certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their debt securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In the special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “— Default and Related Matters”.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary — and not we or the trustee — is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters, including one of its affiliates, to be designated at various times, and also may sell debt securities directly to other purchasers or through agents. We conduct our investment banking, institutional and capital markets businesses through our various bank, broker-dealer and non-bank subsidiaries, including FTN Financial Securities Corp. and First Tennessee Brokerage, Inc. The distribution of debt securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The prospectus supplement for the debt securities we sell will describe that offering, including:

•	the name or names of any underwriters, managing underwriters, dealers or agents; the purchase price and the proceeds to us from that sale;

•	any underwriting discounts, commissions or agents’ fees and other items constituting underwriter’s or agent’s compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

VALIDITY OF DEBT SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities will be passed upon for us by our counsel, Sullivan & Cromwell LLP, and/or by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon National Corporation. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Tuggle as to matters of Tennessee law, and Mr. Tuggle will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. As of November 22, 2010, Mr. Tuggle beneficially owned 225,205 shares of our common stock, including shares that could be acquired upon the exercise of options and shares held in our 401(k) Plan, and also including certain salary stock unit awards that will be paid in cash based on the future market value of our shares. Sullivan & Cromwell LLP regularly performs legal services for First Horizon National Corporation.

EXPERTS

Our consolidated statements of condition as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in our Current Report on Form 8-K, dated December 13, 2010, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

First Horizon National Corporation

     5.375% Senior Notes Due 2015

Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley
FTN Financial Securities Corp.
Deutsche Bank Securities
RBC Capital Markets
UBS Securities